EXHIBIT 99.1

MESABI TRUST PRESS RELEASE

New York, New York

April 15, 2016

The Trustees of Mesabi Trust (NYSE: MSB) declared a distribution of twenty cents ($0.20) per Unit of Beneficial Interest payable on May 20, 2016 to Mesabi Trust Unitholders of record at the close of business on April 30, 2016. This compares to no distribution for the same period last year.

The twenty cents ($0.20) per Unit increase in the current distribution, as compared to the same quarter last year, is primarily attributable to the Mesabi Trustees’ determination that the Mesabi Trust has sufficient cash available to make such a distribution in light of the Trust’s receipt of total royalty payments of $2,423,257 on January 29, 2016, which was payment for shipments of iron ore products by Northshore during the three months ended December 31, 2015, and the March 14, 2016 announcement by Cliffs Natural Resources Inc. that it will be restarting iron ore pellet production at its Northshore mining operations in Minnesota by May 15, 2016. At the same time, the Trustees’ determination of this distribution amount reflects their continuing effort to maintain an appropriate level of unallocated reserve in order for the Trust to be in a position to meet current and future expenses, and present and future liabilities (whether fixed or contingent) that may arise in connection with the current and ongoing challenges in the iron ore and steel industries generally.

This press release contains certain forward-looking statements with respect to iron ore pellet plant operations and production, and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. The timing of actual restarting of operations and production could differ materially from current expectations due to inherent risks and uncertainties such as general adverse business and industry economic trends, uncertainties arising from war, terrorist events and other global events, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling production lines or entire plants, environmental compliance uncertainties, difficulties in obtaining and renewing necessary operating permits, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, and other factors. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.  Additional information concerning these and other risks and uncertainties is contained in the Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.  Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements made herein to reflect events or circumstances after the date hereof.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
(904) 271-2520